Exhibit 2(g)(ii)(a)

SUBADVISORY FEE WAIVER AGREEMENT

THIS AGREEMENT, dated as of April 23, 2012, between and New York Life Investment Management LLC (“Manager”) and Private Advisors, LLC (“Subadvisor”).

WHEREAS, the Manager has appointed the Subadvisor to provide certain investment advisory services to Private Advisors Alternative Strategies Fund (“Feeder Fund) pursuant to a Subadvisory Agreement between the Manager and the Subadvisor dated April 23, 2012; and

WHEREAS, the Manager and the Subadvisor desire to enter into the arrangements described herein relating to the subadvisory fee with respect to the Feeder Fund;

NOW, THEREFORE, the Manager and Subadvisor hereby agree as follows:

1.	The Subadvisor hereby agrees to waive the subadvisory fee paid by the Manager to the Subadvisor with respect to the Feeder Fund so long as the Feeder Fund remains in a “master-feeder” structure, and invests substantially all of its assets, net of reserves maintained for reasonably anticipated expenses, in the Master Fund.

2.	The waiver described in Section 1 above is not subject to recoupment by the Subadvisor.

3.	The Subadvisor understands and intends that the Feeder Fund will rely on this Agreement (1) in preparing and filing amendments to the registration statement for the Feeder Fund on Form N-2, and in filing subsequent registration statements and amendments thereto with the Securities and Exchange Commission, and (2) for certain other purposes, and expressly permits the Feeder Fund to do so.

4.	This Agreement shall terminate upon written notice of termination by the Subadvisor to the Board of Trustees of the Feeder Fund and the Manager.

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Exhibit 2(g)(ii)(a)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

NEW YORK INVESTMENT MANAGEMENT LLC

By:	/s/ Stephen P. Fisher
Name:	Stephen P. Fisher
Title:	Senior Managing Director

PRIVATE ADVISORS, LLC
By:	/s/ Louis W. Moelchert, Jr.
Name:	Louis W. Moelchert, Jr.
Title:	Chief Executive Officer